Exhibit 99.1

JDSU Acquires Location-Aware Mobility Solutions Provider Arieso

Acquisition Advances Mobile Strategy with Software Solution that Extends Mobile Network Visibility Beyond the Edge

Milpitas, Calif., March 8, 2013 - JDSU (NASDAQ: JDSU and TSX: JDU) today announced it has acquired Arieso, a global leader in location-aware software solutions that enable mobile network operators to boost 2G, 3G and 4G/LTE network performance and enrich the mobile subscriber experience. JDSU acquired Arieso for $85 million in cash.

Headquartered in Newbury, United Kingdom, Arieso brings high-caliber mobile software engineering expertise to JDSU to address the rapidly growing deployment of small cells and challenges associated with limited spectrum capacity. Adopted by leading wireless network operators and equipment manufacturers, Arieso’s solutions locate, store and analyze data from billions of mobile connection events that translate into rich intelligence to help mobile operators optimize network performance, improve customer experience and create new revenue-generating services.

The acquisition advances JDSU’s mobility strategy by extending visibility all the way to the subscriber location, providing critical intelligence that allows radio access network (RAN) optimization teams to maximize return on investment by identifying ideal locations for small cells and other self-optimizing network enhancements with surgical precision, across the widest range of technologies and vendors.

JDSU will integrate Arieso’s products with complementary solutions such as PacketPortal, JDSU’s open software platform, providing end-to-end visibility across mobile networks. Arieso’s products enhance the value of PacketPortal by enabling it to capture network intelligence beyond the edge, creating a competitive advantage for mobile network operators and equipment manufacturers seeking a more cost-effective way to improve mobile service and reduce churn.

“We’re excited about the complementary fit between Arieso and JDSU and the opportunity to extend the customer-centric location aware approach into the service and application domains, allowing mobile network operators to take a truly holistic approach to driving customer experience improvements,” said Shirin Dehghan, Arieso’s CEO.

Arieso’s products address the RAN optimization and self-optimized networks (SON) markets, expected to grow from approximately $700 million today to more than $1 billion by 2015. Arieso’s bookings for calendar 2012 were approximately $27 million. Due to the effect of purchase accounting on deferred revenue existing at close and ratable revenue recognition for new software sales under US generally-accepted accounting principles (GAAP), the transaction will contribute nominal revenue in the remainder of JDSU’s third quarter of fiscal year 2013, and result in an incremental expense on a non-GAAP basis of $1-2 million.

“Arieso’s mobility expertise, market leadership and culture of innovation are directly in line with our strategy to deliver unmatched network visibility and intelligence to our customers,” said David Heard, president of Communications Test and Measurement at JDSU. “They are a recognized mobility leader and, as part of JDSU, create new, unique opportunities for innovation in one of the fastest-growing segments of the market.”

New Products for JDSU

With the acquisition, JDSU will expand its portfolio of high-value mobility software with the following solutions:

•              AriesoGEO — Multi-vendor, location-aware network monitoring and optimization solution that delivers intelligence for more effective network performance engineering.

•              AriesoACP — Automated network planning technology that searches all possible configurations to deliver optimum network designs.

Both solutions leverage Arieso’s proprietary algorithms that provide highly rich and targeted data from mobile connection events that give mobile operators visibility into service level activity and usage patterns.

JDSU also announced that it will be issuing grants of compensatory restricted stock unit awards to employees joining JDSU in connection with the acquisition. The restricted stock unit awards to be granted to those employees by JDSU are generally comparable to equity awards that JDSU grants to its similarly situated new employees. These grants were made under the JDS Uniphase Corporation 2005 Acquisition Equity Incentive Plan, which was approved by the Board of Directors of JDSU, but not submitted for the approval of the stockholders of JDSU.

These restricted stock unit awards were approved by the JDS Uniphase Corporation Board of Directors on March 1, 2013, with such approval being further subject to the close of the acquisition. Pursuant to such approval, on March 15, 2013, JDSU will award restricted stock units covering a total of 207,880 shares of JDSU common stock. Awards will be granted to 12 employees.

The restricted stock units to be granted will contain the same terms and conditions as the standard form of restricted stock unit award agreement previously approved by the Board of Directors of JDSU. The material terms of the standard form of restricted stock unit agreement are as follows. Restricted stock units vest over a three (3) or four (4) year period in equal annual installments commencing upon the first anniversary of the grant date subject to the continuous active service of the grantee.

About JDSU

JDSU (NASDAQ: JDSU; and TSX: JDU) innovates and collaborates with customers to build and operate the highest-performing and highest-value networks in the world. Our diverse technology portfolio also fights counterfeiting and enables high-powered commercial lasers for a range of applications. Learn more about JDSU at www.jdsu.com and follow us on JDSU Perspectives, Twitter, Facebook and YouTube.

Contacts

Press: Noel Bilodeau 408-546-4567 or noel.bilodeau@jdsu.com
Investors: Cherryl Valenzuela 408-546-4521 or cherryl.valenzuela@jdsu.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include statements or implications regarding: (i) the ability to expand JDSU’s presence in certain markets (i) potential synergies between JDSU’s and Arieso’s products or technologies, (ii) the ability to successfully incorporate Arieso into JDSU’s business, (iii) the ability to expand JDSU’s position in certain markets or applications, and (iv) estimates of market growth. These forward-looking statements involve risks and uncertainties that, if realized, could cause actual results to differ materially from those projected. These risks and uncertainties include, among other things: (a) our visibility as to future cash flows, future market growth, bookings growth (including the rate of JDSU’s Communications Test and Measurement segment and Arieso’s products bookings growth for JDSU’s fiscal years 2013 and 2014), customer demand and gross margins is limited; (b) existing and new products may not perform as expected, may be subject to development and/or manufacturing difficulties that could delay product deployment or increase costs, may not be accepted by our customers, and may not successfully compete with products offered by our competitors, (c) we may not be able to retain key Arieso employees after the transaction closes; (d) we may have difficulty integrating the Arieso business into our Communications Test and Measurement business segment which could result in interruption of the business operations and difficulty in realization of the benefits of the acquisition; (e) anticipated financial and technology synergies in product innovation and development and services may not materialize; and (f) factors discussed from time to time in reports filed by JDSU with the Securities and Exchange Commission. The forward-looking statements contained in this press release are made as of the date hereof, and the Company does not assume any obligation to update or qualify any of the statements made herein.